SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                                               (Amendment No. 3)

Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

       Super 8 Economy Lodging IV, Ltd., a California limited partnership
                (Name of Registrant as Specified In Its Charter)


                                      N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------

         5)       Total fee paid:

                  -------------------------------------------------------

[X]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  $1,520

         2)       Form, Schedule or Registration Statement No.:

                  Schedule 14A

         3)       Filing Party:

                  Registrant

         4)       Dated Filed:

                  May 15, 1998

                                                       REVISED PRELIMINARY COPY



                         CONSENT SOLICITATION STATEMENT


                       PROPOSED ACTIONS BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                        SUPER 8 ECONOMY LODGING IV, LTD.,
                        A CALIFORNIA LIMITED PARTNERSHIP

                               October ____, 1998

                                  INTRODUCTION

         The limited partners (the "Limited Partners") of SUPER 8 ECONOMY LODGING IV, LTD., a California limited partnership (the "Partnership"), are being asked by the Partnership and Grotewohl Management Services, Inc. (the "Managing General Partner") to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Property") for an aggregate purchase price of $7,600,000, and the dissolution of the Partnership, which proposal is described hereinafter ("Proposal #1"). If Proposal #1 is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. (See "Effects of Approval of the Proposals" below.)

         If Proposal #1 is approved, the Partnership will be authorized to sell the Property to Tiburon Capital Corporation, or a nominee thereof (the "Buyer"). As discussed below under "Purchase Agreement," Mark Grotewohl, a former employee of the Partnership and the son of the two owners of the Managing General Partner, is an affiliate of the Buyer.

         The Limited Partners are urged to consider the following additional factors:

         - The Buyer is engaging in the transaction in order to make a profit by operating the Property, and the Buyer's interests differ from those of the Limited Partners. (See "Purchase Agreement" and "Special Factors.")

         - The Managing General Partner is subject to conflicts of interest, including conflicts arising from the settlement of lawsuits (see "Legal Proceedings"), which may have impacted its decision to sell the Property, its conduct of negotiations leading to the proposed sale of the Property and its recommendation with respect thereto. (See "Conflicts of Interest.")

         - The Managing General Partner did not list the Property for sale to obtain competitive bids. Instead, the Managing General Partner obtained a formal appraisal of the Property upon which the purchase price therefor is based. (See "Special Factors" and "Conflicts of Interest.") It is possible, then, that the Partnership might have received a higher price for the Property if it had solicited offers by listing the Property.

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         - The appraiser may be subject to conflicts of interest in that it has prepared other appraisals for the Managing General Partner. (See "Appraisal of the Property/Fairness Opinion.")

         - The Managing General Partner did not retain an unaffiliated representative to act solely on behalf of the Limited Partners in negotiating the terms of the proposed transaction. (See "Special Factors.")

         - The Limited Partners will be allocated taxable gain if the Property is sold. (See "Effects of Approval of the Proposals - Federal Income Tax Consequences.")

         Specifically, the Limited Partners are being asked to approve the following Proposals:

         Proposal #1. An amendment to the Partnership Agreement to grant to the Managing General Partner authority to sell the Property and related personal property to the Buyer, notwithstanding that the Buyer is an Affiliate of Mark Grotewohl; to dissolve and wind up the affairs of the Partnership; to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with the Partnership Agreement; to terminate the Partnership; and to take any action deemed necessary or appropriate by it to accomplish the foregoing. The exact wording of such amendment is set forth under "Amendments to Partnership Agreement."

         Proposal #2. An amendment to the Partnership Agreement to grant to the Managing General Partner authority, without the further approval of the Limited Partners, to sell the Property if the purchaser is not an affiliate of the General Partners, and if such sale is for "all cash," and represents for any motel an amount equal to or greater than the amount reflected in an appraisal which is not more than 15 months old at the date the purchase agreement is executed; to dissolve and wind up the affairs of the Partnership; to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with the Partnership Agreement; to terminate the Partnership; and to take any action deemed necessary or appropriate by it to accomplish the foregoing. The exact wording of such amendment is set forth under "Amendments to Partnership Agreement."

         If the Limited Partners approve Proposal #1, Proposal #2 (whether approved or not) will be of no force and effect unless the sale to the Buyer pursuant to Proposal #1 is not consummated. If the Property is not sold pursuant to Proposal #1 (either because Proposal #1 is not approved or because Proposal #1 is approved but the Property is not sold to the Buyer) and Proposal #2 is approved by the Limited Partners, the Managing General Partner will endeavor to sell the Property pursuant to Proposal #2.

         If the Limited Partners approve Proposal #1, closing of the sale will be subject to certain terms and conditions, including the availability of sufficient debt financing to the Buyer. (See "Purchase Agreement.") If the sale is consummated, distributions will be made to the Limited Partners in accordance with the terms of the Partnership's Certificate and Agreement of Limited Partnership (the "Partnership Agreement"). In an amendment to the settlement agreement respecting the lawsuits discussed below (see "Legal Proceedings"), the Partnership agreed to close the proposed transaction within a 30-day period

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after  approval  thereof by the Limited  Partners,  so as to provide the Limited
Partners with the proceeds from the sale as quickly as possible.

         Proposal #1 and Proposal #2 are subject to the approval of a majority-in-interest of the Limited Partners. If the Limited Partners do not approve Proposal #1 or Proposal #2, the Partnership will continue to conduct its operations as usual.

         The purchase agreement was executed on April 30, 1998 by John F. Dixon and William R. Dixon, Jr., on behalf of the Buyer, and Philip B. Grotewohl and David P. Grotewohl, on behalf of the Partnership. The purchase agreement also covers the proposed sale of the Property of four other California limited partnerships as to which the Managing General Partner serves as Managing General Partner. The term of all such purchases are identical, except for the amount being offered for each property. The Buyer has the right to rescind the purchase agreement if any of the five partnerships fails to approve the sale of its property or Property to the Buyer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         This Consent Solicitation Statement and the enclosed form of Actions By Written Consent of Limited Partners (the "Consent") were first sent to the Limited Partners on or about October __, 1998.

         Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before October __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the proposals are given on an executed and returned Consent, Units so represented will be voted in favor of the proposals. The Managing General Partner will take no action with respect to the proposals addressed herein except as specified in the duly executed and returned Consents.

         The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the Managing General Partner, either in person or by telephone or telegram.



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                                TABLE OF CONTENTS

                                                                          Page

Special Factors........................................................... 1
Outstanding Voting Securities and Voting Rights........................... 5
Consent Under Partnership Agreement....................................... 7
The Property and the Partnership's Business............................... 7
  Narrative Description of Business....................................... 7
      (a)      Franchise Agreements....................................... 7
      (b)      Operation of the Motels.................................... 8
      (c)      Competition................................................ 8
  Property................................................................ 9
Management................................................................ 9
Purchase Agreement........................................................10
Conflicts of Interest.....................................................12
Effects of Approval of the Proposals......................................13
  General.................................................................13
  Determination and Use of Net Proceeds...................................14
  Federal Income Tax Consequences.........................................14
    (a)  General..........................................................14
    (b)  Characterization of Gain.........................................15
  Dissolution of the Partnership..........................................16
Appraisal of the Property/Fairness Opinion................................16
Legal Proceedings.........................................................19
Amendments to Partnership Agreement.......................................22
Financial Information.....................................................23
  Selected Partnership Financial Data.....................................23
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations.................................................23
      I.  Fiscal Year Financial Statements................................23
               (a)    Liquidity and Capital Resources.....................23
               (b)    Results of Operations...............................24
      II.  Interim Financial Statements...................................26
               (a)    Liquidity and Capital Resources.....................26
               (b)    Results of Operations...............................26
  Other Financial Information.............................................26
Financial Statements......................................................F-i


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                                 SPECIAL FACTORS

         A number of special factors apply to the Proposals. Some factors are described more fully elsewhere in this Consent Solicitation Statement and should be read in conjunction with the rest of this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully.

         The primary purpose of the Proposals is to provide Limited Partners with an opportunity to liquidate their investment in the Partnership. Based on
(i) comments and questions from Limited Partners with respect to a liquidation of their investment, (ii) the lack of a public market for the Units, and (iii) the duration of the Partnership, the Managing General Partner believes such liquidity is desired by the Limited Partners.

         The Partnership was formed in 1982 and its Property located in Pleasanton, California opened for business during the years 1982.

         This Consent Solicitation Statement has been prepared to ask the Limited Partners to approve the sale of the Property for cash in the amount of the appraised fair market value of $7,600,000.

         It has always been the intention of the Partnership to liquidate the Property when it became apparent that the best interests of the Limited Partners would be served by doing so. The Managing General Partner has received inquiries from the Limited Partners over the years as to when the Property was to be sold and the Partnership liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, the time was not right for a sale of the Property. Conditions have changed, and the Managing General Partner believes that the Property should be sold now and the Partnership liquidated.

         During September and October 1997, Everest Property II, LLC, a member of an affiliated group of entities which is the largest investor group in the Partnership (the "Everest Group"), made an offer to purchase the Property and the motel properties of four other California limited partnerships as to which the Managing General Partner serves as general partner (the Partnership and the four other partnerships are referred to herein as the "GMS Partnerships"). The purchase price set forth in the October offer for the Property was $6,193,494, a price far below $7,600,000, the recent appraised value and the price offered in Proposal #1. The Managing General Partner rejected the prior offer. Subsequent conflicts between the Everest Group and the Partnership resulted in lawsuits. Inasmuch as the Managing General Partner agreed with the Everest Group in principle that the Property should be sold, a settlement was reached whereby, among other things, the Managing General Partner agreed to take steps to sell the Property and the properties of the other GMS Partnerships, and the lawsuits were dismissed. (See "Legal Proceedings.") In an amendment to the settlement agreement, the Everest Group agreed to vote its Units in favor of Proposal #1. (See "Outstanding Voting Securities and Voting Rights.")

         The Managing General Partner considered seeking third party buyers for the Property, and would do so if Proposal #2 were approved and Proposal #1 were disapproved, but believes that the transaction structure of Proposal #1 represents a more favorable option to expedite the liquidation of the Limited Partners' interests in the Partnership. Although the solicitation of third party


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bids  might have  resulted  in a higher  price for the  Property,  the  Managing
General Partner believes that inasmuch as the Partnership has obtained an independent appraisal of the Property, there is little likelihood of obtaining bids in the immediate future on more favorable terms than those offered by Tiburon Capital Corporation. It is also possible that a delay in pursuing the Buyer's offer by listing the Property would have resulted in the loss of that offer. In this regard, prior to negotiating the terms represented by Proposal #1, the Managing General Partner received in writing from two real estate brokers who are not affiliated with the Partnership or the Managing General Partner suggested sale strategies for the sale of the Property and the properties of the other GMS Partnerships. One broker suggested a sealed bid sales strategy with an emphasis of obtaining a single purchaser or a minimum number of purchasers. This broker presented a value for the eight properties which, in the aggregate, was slightly lower than the aggregate of those in the proposed transactions. However, the values assigned to each property were, in some instances, lower than those of the proposed transactions and, in other instances, higher. The other broker suggested that the properties would derive the highest value if sold as a portfolio. The list price determined by this broker was substantially the same as that of the proposed transactions. This broker also suggested that a higher list price might be appropriate for a buyer trying to break into the California lodging industry. Nonetheless, under each strategy presented by this broker the prices assigned to each of the eight
properties   were,  in  some  instances,   lower  than  those  of  the  proposed
transactions and, in other instances, higher. (Limited Partners should be aware that "list" prices and "values" are prices assigned by brokers to position properties for ultimate sale over a period of time. Such estimated prices are not intended to be appraised values, are not the result of the rigorous efforts entailed in producing appraised values, may reflect marketing strategy more than an honest estimate of the probable value and, therefore, may not accurately reflect the actual amount of a sale price for any given property.) Thereafter, Tiburon Capital Corporation (together with its nominees, the "Buyer") was introduced to the Managing General Partner by Mark Grotewohl and Philip
Grotewohl, on behalf of the Managing General Partner, conducted negotiations relative to the sale of the Property.

         As discussed more fully below under "Appraisal of the Property/Fairness Opinion," the Property has been appraised by PKF Consulting, a national hospitality industry specialist. PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries. Its conclusion is that the fair market value of the Property is $7,600,000, which is the purchase price of the Property set forth in Proposal #1, and, through February 1999, would be the minimum purchase price of the Property under Proposal #2. The purchase price is to be paid in cash, and the net proceeds thereof will be distributed in accordance with the Partnership Agreement upon the close of the sales transactions and the concomitant dissolution of the Partnership. The amended settlement agreement with the Everest Group and the contract of sale between the Partnership and the Buyer provide for a closing of the sale within 30 days after approval of the sale by the Limited Partners, in order to provide for a rapid distribution of sale proceeds to the Limited Partners. Termination of the Partnership will occur as soon as the winding up process can be completed.

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         The Partnership and the Managing  General Partner are  recommending the approval of the Proposals by the Limited Partners for the following reasons:

      The Managing General Partner believes that the subject contract was entered into at the crest of a seller's market which may not last much longer. Although there can be no assurance that the Property's value will not increase over time, the Managing General Partner believes that within the next five years only modest increases in the Property's value can be expected to occur. This belief is substantiated by the appraiser's projection of future revenues. In fact, during the 12-month period ended August 31, 1998, revenues from the Property have decreased. The Managing General Partner believes that now is the time to sell the Property.

      Although the motel is in good condition, it is almost 16 years old and has never been refurbished. If the Property is to be retained, it would be necessary for the Partnership to spend large sums for its refurbishment and modernization. The Managing General Partner believes that the funds for such expenditures would not be available from cash flow without reducing future distributions.

      The Partnership's intention has always been to sell the Property when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Property permanently.

      The Managing General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes that the Limited Partners should be presented with an opportunity to liquidate their investments. It is important that the Limited Partners understand that no true market exists for the sale of the Limited Partner's investment Units, and that the only practical way of obtaining full value for the Units is to arrange for the sale of the Property itself. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales, or accept tender offers, at prices well below the correlative value of the underlying assets.

      The Property is proposed to be sold to the Buyer for $7,600,000, approximately $1,406,000 more than was offered for the Property in October 1997 by the Everest Group. The sales price is equal to the appraised value of the Property as determined by PKF Consulting, an independent real estate advisory firm specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered a fairness opinion, stating its opinion that the sales price is fair to the Partnership.

      As of August 31, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $686.30 per Unit in the form of quarterly distributions. Upon the sale of the Property as described herein, the Limited Partners would receive an additional pre-tax distribution in the estimated amount of approximately $798 per Unit. For a discussion of other effects of the sale of the Property, including Federal income tax


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     consequences, see "Effects of Approval of the Proposal" below.

         Notwithstanding the preceding, Limited Partners should note that the Buyer hopes to benefit from its acquisition of the Property, and that the Managing General Partner has a conflict of interest (see "Conflicts of Interest") in proposing the sale at this time. The fair market value and net cash flow of the Property may increase over time. Therefore, it is possible that Limited Partners would receive a greater return on their investment if the Partnership continued to own and operate the Property and sold it at a later date, instead of consummating a sale under the Proposals. The Limited Partners would likely fare worse under a strategy of retaining the Property if its value were to decline.

         The Managing General Partner has faced substantial conflicts of interest in proposing, negotiating and structuring the Proposals. See "Conflicts of Interest." Although, as discussed above, the Managing General Partner believes that the Limited Partners are interested in a means of liquidating their investment, the Proposals have not been initiated by the Limited Partners. The steps that are being taken to provide the Limited Partners with procedural safeguards are the commissioning of an independent appraisal of the Property upon which Proposal #1 and Proposal #2 are based, the commissioning of a fairness opinion respecting Proposal #1, and the submission of the Proposals to Limited Partners for their approval, all of whom are unaffiliated with the Managing General Partner. The Partnership has not retained an independent representative for the Limited Partners. The Managing General Partner believes that the steps taken and to be taken constitute sufficient safeguards for the Limited Partners' interests.

         The Partnership, the Managing General Partner and Mark Grotewohl reasonably believe that the proposed transaction represented by Proposal #1 is fair to the Limited Partners. The Partnership, the Managing General Partner and Mark Grotewohl have considered a number of material factors in connection with developing such beliefs. Foremost among such factors are the receipt of an independent appraisal with respect to the Property from PKF Consulting, and the structuring of the proposed transaction so that the approval of Limited Partners (all of whom are unaffiliated with the Partnership, the Managing General Partner and Mark Grotewohl) is required to be obtained. The Managing General Partner relied on the appraisal to determine the valuation of $7,600,000 for the Property. As further discussed in the appraisal (see "Appraisal of the Property/Fairness Opinion"), PKF Consulting relied on a discounted cash flow analysis based on the projected operating results of the Property over a ten-year period, and applied a factor for the residual value of the Property at the end of that ten-year period. Inasmuch as the appraisal, by definition, is an evaluation of going concern value, in relying on the appraisal the Partnership, the Managing General Partner and Mark Grotewohl considered the going concern value of the Property. However, they did not independently evaluate the going concern value. They did not consider the current liquidation value of the Property because it is clear that the highest and best use of the Property is as an operating motel. To sell the building and personal property in a liquidation sale would be ill advised. Based upon experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the Partnership, the Managing General Partner and Mark Grotewohl reasonably believe that the appraised fair market value of the Property as determined by PKF Consulting is fair and reasonable.

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         In determining the fairness of the proposed transaction  represented by
Proposal #1, the Partnership, the Managing General Partner, and Mark Grotewohl carefully considered a number of factors. In favor of the proposed transaction were the valuation of the Property which formed the basis for the Buyer's purchase offer, the all-cash terms offered by the Buyer, and the opportunity for the Limited Partners to liquidate their investments over a short period of time. Against the proposed transaction were the fact of an inside transaction, under which the Buyer, an entity which will be affiliated with Mark Grotewohl, would acquire the Property, and the Managing General Partner's decision not to solicit bids from independent third parties.

         No other material factors were considered. For example, in the absence of an established public market in which Units are being traded, the Managing General Partner was not able to determine accurately any market values for the Units. However, according to Partnership Spectrum, an independent third party publication, and Schedules 13-D filed by the Everest Group, since August 1996, there have been sales of Units (including sales made pursuant to tender offers) at rates ranging from $310 per Unit to $683 per Unit. The proposed sale would result in distributions of approximately $798 per Unit. During the past two years, neither the Partnership, the Managing General Partner nor Mark Grotewohl has purchased or sold any Units. The net book value of the Partnership as of June 30, 1998 was $255.86 per Unit. The Managing General Partner has not sought to solicit bids from independent third parties for a sale of the Property, and, except as described above in connection with the offer made by the Everest Group, during the past two years no offers have been made by an unaffiliated entity for a merger or consolidation of the Partnership, the sale or transfer of all or a substantial part of the assets of the Partnership, or a sale of partners' interests in the Partnership allowing the purchaser thereof to exercise control over the Partnership.

         Prior to any discussions, negotiations or communications with the Buyer, the Partnership obtained an independent appraisal of the Property. Following completion of the negotiations of the proposed transaction represented by Proposal #1, the Partnership obtained a fairness opinion respecting the proposed transaction from PKF Consulting. PKF Consulting was retained because of its reputation and expertise. The Partnership paid PKF Consulting approximately $8,100 for its services in the proposed transaction and the other GMS Partnerships paid PKF Consulting an aggregate of approximately $41,400.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on each Proposal.

         All Limited Partners as of the date action is taken on the Proposals (the "Record Date") are entitled to notice of and to vote on the Proposals. As of August 31, 1998 there were 10,000 Units outstanding and a total of 1,849 Limited Partners entitled to vote such Units. With respect to each Proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval.

         There are no rights of appraisal or similar rights of dissenters under California law or otherwise with regard to the Proposals to be voted upon. Dissenting Limited Partners are protected under California law by virtue of the fiduciary duty of the Managing General Partner to act with prudence in the business affairs of the Partnership on behalf of the Partnership and the Limited Partners.

         As of August 31, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

  Everest Lodging Investors, LLC            182 Units                  1.82%
  Everest Madison Investors, LLC            497 Units                  4.97%
                                            --------------------------------

         Total                              679 Units                  6.79%

None of Grotewohl Management Services, Inc. (the Managing General Partner), Philip B. Grotewohl, David P. Grotewohl or Mark Grotewohl, or any of their affiliates, are the beneficial owners of any Units.

         As set forth above, the Everest Group owns 679 Units (6.79% of the total). In a written agreement dated April 21, 1998 (a date prior to the date Mark Grotewohl terminated his employment with the Partnership) entered into by the GMS Partnerships, Mark Grotewohl, Everest Property II, LLC, Everest Property, LLC, Everest Madison Investors, LLC, Everest Lodging Investors, LLC, KM Investments, LLC and Everest Financial, Inc., which amended the settlement agreement dated February 20, 1998 (discussed below under "Legal Proceedings"), the Everest Group agreed to vote in favor of Proposal #1 upon satisfaction of the following conditions: (i) execution by the GMS Partnerships of an exclusive sales agency contract in favor of the Everest Group; (ii) execution by the GMS Partnerships with an entity affiliated with Mark Grotewohl not later than April 30, 1998 of purchase agreements for the properties of the GMS Partnerships providing for sale prices equal to the respective appraised values of the properties and for full payment in cash at the time of the closing of escrow;
(iii) the grant to the Everest Group of the first opportunity to arrange financing for the proposed transactions; and (iv) the diligent preparation and dissemination by the Partnership of this Consent Solicitation Statement. Condition (i) was satisfied on May 8, 1998 by the execution of an exclusive sales agency contract granting the Everest Group an exclusive listing for the sale of the Property and the properties owned by the other GMS Partnerships for a six-month period. For a discussion of the commissions payable pursuant to such contract, see "Purchase Agreement" below.

         No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 2030 J Street, Sacramento, California 95814, telephone:
(916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval and/or disapproval of each Proposal by a majority-in-interest of the Limited Partners, or (ii) November __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the Proposals. However, Limited Partners are urged to return their Consents at the earliest practicable date.

         The Limited Partners are not required to vote in the same fashion for each of the two Proposals. If Proposal #1 is approved, Proposal #2 will be of no force and effect (regardless of whether or not it is approved) unless the sale with the Buyer set forth in Proposal #1 is not consummated.

         If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the actions which are the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by the Partnership) or the solicitation period will have expired without approval of the Proposals. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT

         Pursuant to Section 14.1(e) of the Partnership Agreement, a majority-in-interest of the Limited Partners must approve or disapprove the sale at one time of all or substantially all of the Partnership's properties. Also, under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its property to "Affiliates" of the General Partners. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person, and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.) Although it might be contended that the Buyer is an Affiliate of the Managing General Partner, in the opinion of the Managing General Partner the Buyer does not come within such definition, because the Managing General Partner does not believe that Mark Grotewohl is an Affiliate of the Managing General Partner. (See "Purchase Agreement" below.) However, recognizing the possibility that reasonable minds might differ in resolving that issue, and because the Property constitutes substantially all of the Partnership's properties (as discussed below under "The Property and the Partnership's Business"), the Managing General Partner is seeking the approval of the proposed sale of the Property to the Buyer on the terms described herein by a majority-in-interest of the Limited Partners.

                   THE PROPERTY AND THE PARTNERSHIP'S BUSINESS

         The Property consists of land located in Pleasanton, California, the motel property constructed thereon by the Partnership, and the related personal property.

Narrative Description of Business

(a)      Franchise Agreements

         The Partnership operates its motel property as a franchisee of Super 8 Motels, Inc. through a sub-franchise obtained from Super 8 Management Corporation. In March 1988, Brown & Grotewohl, a California Managing General Partnership that is an Affiliate of the Managing General Partner (the
"Manager"), became sub-franchisor in the stead of Super 8 Management Corporation, another Affiliate of the Managing General Partner. As of November

10, 1997, Super 8 Motels, Inc. had franchised a total of 1,619 motels having an aggregate of 98,000 guestrooms in operation. Super 8 Motels, Inc. is a wholly-owned subsidiary of Hospitality Franchise Systems, Inc. Neither the Partnership nor the Managing General Partner has any interest in Hospitality Franchise Systems, Inc.

         The objective of the Super 8 Motel chain is to maintain a competitive position in the motel industry by offering to the public comfortable, no-frills accommodations at a budget price. Each Super 8 Motel provides its guests with attractively decorated rooms, free color television, direct dial telephone and other basic amenities, but eliminates or modifies other items to provide substantial cost reduction without seriously affecting comfort or convenience. Some of these savings are accomplished by reductions in room size, elimination of expensive lobbies, and by substantial economies in building construction.

         By the terms of each franchise agreement with Super 8 Motels, Inc., the Partnership pays monthly franchise fees equal to 4% of its gross room revenues (half of which is paid to the sub-franchisor) and contributes an additional 1% of its gross room revenues to a fund administered by Super 8 Motels, Inc. to finance the national reservation and promotions program.

(b)  Operation of the Motel

         Brown & Grotewohl, a California general partnership which is an affiliate of the Managing General Partner (the "Manager"), manages and operates the Partnership's motel. The Manager's management responsibilities include, but are not limited to, the supervision and direction of the Partnership's employees who operate the motel, the establishment of room rates and the direction of the promotional activities of the Partnership's employees. In addition, the Manager directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the motel staff and a centralized accounting staff, all of which work under the direction of the Managing General Partner or the Manager. Together, these staffs perform all bookkeeping duties in connection with the motel, including all collections and all disbursements to be paid out of funds generated by motel operations or otherwise supplied by the Partnership.

         As of December 31, 1997, the Partnership employed a total of 23 persons, either full or part-time, at its motel, including six desk clerks, 13 housekeeping and laundry personnel, three maintenance personnel, and one general manager. In addition, and as of the same date, the Partnership employed 11 persons in administrative positions at its central office in Sacramento, California, all of whom worked for the Partnership on a part-time basis. They included accounting, investor service, sales and marketing and motel supervisory personnel, secretarial personnel, and purchasing personnel.

(c)  Competition

         As discussed in greater detail below, the Partnership faces intense competition from motels of varying quality and size, including other budget motels which are part of nationwide chains and which have access to nationwide reservation systems.

Property


         On October 4, 1982, the Partnership acquired from Hopyard Associates, a general partnership, a parcel of 2.037 acres of unimproved real property located in Pleasanton, California.

         The property is located immediately adjacent to Interstate Highway 580, on the southeast quadrant of the Hopyard Road overpass approximately one mile east of Interstate Highway 680 and approximately 40 miles east of San Francisco.

         Construction of the 102-room motel commenced on October 18, 1982 and was completed on October 4, 1983, on which date motel operations commenced

         The Partnership's motel achieved the following average occupancy rates and average room rates during the fiscal years ended September 30, 1997, 1996 and 1995:


                                      1994 - 1995        1995-1996    1996-1997


        Annual Average Occupancy         75.4%             76.6%        79.9%
        Annual Average Room Rate         $51.62            $56.44       $62.51

         The  following   lodging   facilities   provide   direct  and  indirect
competition to the Partnership's motel:


                                                     Approximated Distance From
                                    Number Of               Partnership's
Facility                            Rooms                      Motel

Sheraton Hotel                      216                      300 Yards
Marriott Courtyard                  145                      0.75 Mile
Best Western Dublin Park            230                      1.0 Mile
Wyndom Hotel                        171                      1.5 Miles
Hilton Hotel                        300                      2.0 Miles
Holiday Inn                         248                      2.0 Miles
Springtown Inn                      127                      9.0 Miles
All Star Motel                      102                      9.0 Miles
Holiday Inn                         124                      10.0 Miles

         Patrons of the Partnership's motel are primarily commercial or business travelers, and leisure business. The Pleasanton motel has no single customer the loss of which would, in the opinion of the Managing General Partner, have a material adverse effect on the motel's operations.

                                   MANAGEMENT

         The Partnership is a California limited partnership which has no executive officers or directors. The principal business address of the Partnership is 2030 J Street, Sacramento, CA 95814. The Partnership's General

Partners are Grotewohl Management Services, Inc., as managing general partner, and Robert J. Dana, as associate general partner.

         Grotewohl Management Services, Inc. is a California corporation owned one-half by Philip B. Grotewohl and one-half by his former wife, who is not involved in the day-to-day operations of Grotewohl Management Services, Inc., and who does not serve as a director or executive officer thereof. The sole director of Grotewohl Management Services, Inc. is Philip Grotewohl, and the executive officer of Grotewohl Management Services, Inc. is Philip Grotewohl. David Grotewohl has authority to sign documents on behalf of the Managing General Partner as its nominal President and Chief Financial Officer, but has no executive duties. He does act as "inside" legal counsel to the Managing General Partner, and his principal occupation has been to head the operation and maintenance of the Property and the properties of the other GMS Partnerships. The principal business address of Grotewohl Management Services, Inc. is 2030 J Street, Sacramento, CA 95814. During the past five years Grotewohl Management Services, Inc. and its affiliate, Brown & Grotewohl, a California general partnership one-half owned by Philip Grotewohl and one-half owned by the Estate of Dennis A. Brown, principally have been engaged in the business of managing various limited partnerships which own and operate lodging facilities, and in the business of managing such lodging facilities. During the past five years Philip Grotewohl's business activities have been conducted solely through Grotewohl Management Services, Inc. and Brown & Grotewohl. The principal business address of Philip B. Grotewohl is 2030 J Street, Sacramento, CA 95814. In addition to the services described above, during the past two and three-quarters years David Grotewohl has been engaged part-time as a sole proprietor in the marketing of consumer products and services under the business name "The Biscayne Group." The principal business address of David P. Grotewohl is 2030 J Street, Sacramento, CA 95814.

         Robert J. Dana is the associate general partner of the Partnership and, as such, has no control over the management of the Partnership. During the past five years Robert J. Dana has been self-employed through D/S Telecom and Telecom Options as a seller of long-distance telephone services. The principal business address of Robert J. Dana is 6439 Timber Springs Drive, Santa Rosa, CA 95409.

                               PURCHASE AGREEMENT

         On April 30, 1998, the Partnership entered into an agreement to sell the Property to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $7,600,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on June 10, 1998.

         Except as otherwise indicated, the following paragraph is based on information provided by the Buyer. Tiburon Capital Corporation is a California corporation formed in 1992. All of its stock has been owned since its inception equally by William R. Dixon, Jr., Herbert J. Jaffe, John L. Wright and John F. Dixon. Management and control persons of Tiburon Capital Corporation consist of its stockholders. Tiburon Capital Corporation and its related entities, including Pacific Management Group, Inc., NCM Management Ltd. and Capital
Concepts Investment Corp., are and have been involved in many business transactions, including the ownership and asset or property management of real estate assets. (The owners, management and the control persons of such related entities are two or more of the owners of Tiburon Capital Corporation.) In many instances, the real estate assets were or are owned by limited partnerships or limited liability companies formed and syndicated by Tiburon Capital Corporation or its related entities for the specific purpose of owning such assets. The form of an entity owning real estate assets is typically dictated by investors and/or lenders. If the proposed sale is consummated, a nominee of Tiburon Capital Corporation, which would be a limited liability company, would actually purchase the Property instead of Tiburon Capital Corporation. The members of such limited liability company would be another limited liability company (formed and syndicated by Tiburon Capital Corporation), Mark Grotewohl and, perhaps, others. Mark Grotewohl's interest in the Buyer would be limited to 50% of the profits remaining after return of all capital (whether debt or equity) to all investors and creditors, plus a return thereon. Mark Grotewohl would also form a limited liability company to provide property management services to the Buyer. The fee for this service would be 4 1/2% of gross property revenues, from which Mark
Grotewohl would be required to fund all property management expenses. The foregoing would be reflected in written agreement if Proposal #1 were approved. It is possible that some terms of the relationships would vary from those as described, but in no event would Mark Grotewohl's interest in the Buyer or the eight properties be greater than as indicated.

         Mark Grotewohl is the son of Philip B. Grotewohl. During the last five years, until April 30, 1998, Mark Grotewohl was employed as the marketing and sales director for the five GMS Partnerships. Since that time, Mark Grotewohl has been engaged in facilitating the proposed transaction, and is operating from the offices of the Managing General Partner. It might be contended that Mark Grotewohl is, by virtue of his past relationship with the Partnership and the other GMS Partnerships, an Affiliate of the Partnership as defined in its Partnership Agreement. Under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partners. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person, and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.) The Managing General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership, because Mark Grotewohl (i) does not control the Partnership or the Managing General Partner, (ii) owns no voting securities in the Partnership or the Managing General Partner, and (iii) is not an officer, director or partner of the Managing General Partner or the Partnership. However, the Managing General Partner recognizes that reasonable minds could differ as to the resolution of this issue and has decided to treat this transaction as an inside transaction.

         The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the Managing General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other Partnerships do not approve the sale of their respective properties to the Buyer, however, the Buyer has the right and option not to proceed with the proposed purchase of the Property from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Property or the motel properties of the other GMS

Partnerships, has not listed the Property or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Property or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the Managing General Partner has received for the Property or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.

         There are a number of significant conditions to the consummation of the proposed sale of the Property to the Buyer; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Property; the absence of any damage or loss to the Property prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998; the Buyer's receipt prior to June 30, 1998 of a loan commitment for financing in an amount of not less than 90% of the purchase price of the Property (as of the date hereof the Buyer had not yet received such a commitment); and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor, the landlords, and the subtenants. The Managing General Partner expects that such conditions will be satisfied; however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.

         The Buyer will deposit the sum of $39,000 into escrow on the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Property to the Buyer. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

         The Partnership and the Buyer will share closing costs. The Managing General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $285,000. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price.

                              CONFLICTS OF INTEREST

         The Managing General Partner is subject to substantial conflicts of interest in connection with the Proposals arising out of its relationship with the Partnership, including the conflicts discussed below.

         Philip B. Grotewohl, the co-owner and chief executive officer of the Managing General Partner, is the father of Mark Grotewohl, an affiliate of the Buyer. Accordingly, the Managing General Partner faced a significant conflict of interest in determining the terms of the proposed transaction with the Buyer, in determining not to solicit bids from independent third parties, and in rendering its recommendation as to the fairness of the proposed transaction with the Buyer. The Managing General Partner also faced significant conflicts of interest in determining to sell the Property at this time in that it agreed to sell the Property in the agreement settling the lawsuits brought against and by the Everest Group. (See "Legal Proceedings.") The state court action by the Everest Group brought partly in response to the Managing General Partner's federal court action brought against the Everest Group alleged violations by the Managing General Partner of the Partnership Agreement and of its fiduciary duty to the Partnership. Accordingly, the Managing General Partner may have been motivated to agree to sell the Property as a result of the lawsuits rather than in pursuit of the best interests of the Limited Partners. However, based upon its experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the Managing General Partner believes that the appraised market value of the Property as determined by PKF Consulting is fair and reasonable. The Managing General Partner also believes that the sale of the Property in accordance with the terms and conditions outlined in this Consent Solicitation Statement will assist the Partnership in meeting its investment objectives. Nonetheless, there can be no assurance that (i) the Limited Partners would not receive a greater amount of sale proceeds if the Managing General Partner were to solicit bids for the Property from third parties, or (ii) the continued retention and operation of the Property by the Partnership coupled with a sale of the Property at a later date would not result in greater after-tax distributions to the Limited Partners.

                       EFFECTS OF APPROVAL OF THE PROPOSAL

         Set forth below is a discussion of the effects of the sale of the Property pursuant to Proposal #1. The effect of a sale of the Property pursuant to Proposal #2 would be substantially similar.

General

         The consummation of the sale of the Property pursuant to Proposal #1 and the concomitant dissolution of the Partnership should result in the following consequences for the Partnership, the Limited Partners and the General
Partners:

(i) The Limited Partners are expected to receive the distributions of net cash proceeds from the sale of the Property as described below.

(ii) The Limited Partners and the General Partners are expected to realize the Federal income tax consequences as described below.

(iii) All of the Partnership's assets and liabilities will be liquidated, the Partnership will be dissolved and terminated, and the registration of the Units under the Securities Exchange Act of 1934 will be terminated.

         The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY FOR THE PURPOSES OF EVALUATING THE PROPOSALS. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

         The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners, assuming the Property is sold for a gross sales price of $7,600,000. This summary has been prepared by the Managing General Partner.

         If the proposed transaction with the Buyer is consummated on November 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                                             $7,600,000

Less: Real estate commission                                    (209,000)
      Estimated escrow and closing costs                         (76,000)

Net proceeds of sale                                          $7,315,000

Included in closing costs set forth above are, among other items, estimated legal fees of $37,000, estimated fees in connection with the appraisal and fairness opinion of $10,000, estimated accounting fees of $16,000 and estimated fees in connection with solicitation activities of $4,000.

         The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $29,991.49 each. Accordingly, if the proposed transaction with the Buyer is consummated, the actual date of consummation will determine whether there is a credit to the Buyer for prorated real property taxes. Similarly, the amount indicated below as the estimate of reserves available for distribution on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

         The net proceeds of $7,315,000 estimated to be received by the Partnership from the proposed transaction, in the estimated amount of $731.50 per Unit based on a closing date of November 30, 1998, would be distributed entirely to the Limited Partners. The Partnership's cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Property through the date of sale and the operation and winding-up of the Partnership through its termination, including severance pay to certain employees of the Partnership and the other GMS Partnerships, and the balance, estimated to be $665,000 or $66.50 per Unit, also would be distributed entirely to the Limited Partners. Alternatively, if the Property is not sold pursuant to Proposal #1 or Proposal #2, the Partnership would continue to operate the Property for an indeterminate period. The Managing General Partner estimates that if the Property is not sold the Partnership will make average annual distributions to the Limited Partners of from $500,000 ($50.00 per Unit) to $1,250,000 ($125.00 per Unit) for the foreseeable future. However, there can be no assurance that the Managing General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

         (a)  General.  The  following  is a summary of the  Federal  income tax consequences expected to result from a sale of the Property based on the Internal Revenue Code of 1986, as amended (the "Code"), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

         Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

         (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

         The Property should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Property is "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

         A Limited Partner's allocable share of Section 1231 gain from the sale of the Property would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

         Long-term  gain on sale of Section  1231  property is taxed as follows:
(i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

         Set forth below are the Managing General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Property to the Buyer is consummated, based on an assumed closing date of November 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Property or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.



                                                   Portion
                             Total                Taxed As        Portion        Portion
                             Estimated           Ordinary         Taxed At       Taxed At
                             Gain                  Income         25% Rate       20% Rate
                             -------------------------------------------------------------

         Limited Partners    $7,147,000            $    0       $1,988,000     $5,159,000

         General Partners        72,000                 0           20,000         52,000
                                 ------             -----           ------         ------

         Total               $7,219,000            $    0       $2,008,000     $5,211,000
                              =========             =====        =========      =========

         Per Unit               $714.70            $    0          $198.80        $515.90
                                 ======             =====           ======         ======


         Because of different methods of depreciation used for California income tax purposes than for Federal income tax purposes, the Managing General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $6,546,000, of which approximately $65,000 and $6,481,000 would be allocated to the General Partners and to the Limited Partners, respectively.

Dissolution of the Partnership

         Section 18.1(e) of the Partnership Agreement provides that the Partnership shall be dissolved upon the sale of all motel properties or any interest therein and the conversion into cash of any proceeds of sale originally received in a form other than cash. If the proposal is approved by a majority-in-interest of the Limited Partners, and if the proposed sale of the Property is consummated, the Partnership will be dissolved, the Managing General Partner will commence to wind up the business of the Partnership, and after payment of all expenses of the Partnership (including the expense of a final accounting for the Partnership) the remaining cash reserves of the Partnership will be distributed in accordance with the provisions of the Partnership Agreement. The Managing General Partner will then take all necessary steps toward termination of the Partnership's Certificate of Limited Partnership.

                   APPRAISAL OF THE PROPERTY/FAIRNESS OPINION

         The appraisal of the Property and the fairness opinion respecting the proposed transaction with the Buyer were prepared by PKF Consulting, San Francisco, California. PKF Consulting was selected by the Managing General Partner based on the Managing General Partner's belief as to the expertise of PKF Consulting in appraising motel properties in the State of California and in rendering fairness opinions with respect to the sale thereof. The Managing General Partner's belief is based on past experience with PKF Consulting, which rendered appraisals of the Property and the properties of the other GMS Partnerships in 1988, on its knowledge of the lodging industry, and on recommendations from others in the lodging industry, including attorneys and accountants. PKF Consulting also prepared appraisals of the motel properties of the other GMS Partnerships. PKF Consulting was instructed to prepare its appraisals based on the assumption that the Property was to be sold on the open market to knowledgeable buyers and that there would be no pressure to make a quick sale. PKF Consulting was not advised that an affiliate of Mark Grotewohl would be a potential buyer of the Property. No limitations were imposed by the Partnership on the appraiser's investigation. PKF Consulting delivered a written report, dated February 20, 1998, which stated that the "as is" market value of the Property as of January 1, 1998 was $7,600,000. PKF Consulting also delivered its written fairness opinion, dated May 19, 1998, to the effect that the proposed transaction with the Buyer is fair and equitable from a financial standpoint to the Limited Partners. The amount offered by the Buyer for the Property is based upon, and is equal to, the market value set forth in the appraisals.

         Other than with respect to the rendering of the appraisal reports and fairness opinions referred to above, during the past two years there has been no material relationship between PKF Consulting and the Partnership or its affiliates. PKF Consulting received a total of approximately $49,000 from the Partnership and the other GMS Partnerships in connection with the rendering of such appraisal reports and fairness opinions.

         PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries.

         The services offered by PKF Consulting include: market and feasibility studies; real estate appraisals and business valuations; tourism and recreational studies; strategic planning; operational reviews; asset management; chain and management company selection; real estate consulting services; financial consulting; and litigation support, expert witness and arbitration services.

         The following is excerpted from the appraisal reports:

                  "The scope of this appraisal included a detailed analysis of the competitive market position of each of the eight properties. More specifically, the market analysis for each property included the following work program.

         1) In-depth analysis of the historical operating performance of each property.

         2) Detailed inspection of each property, focused on identifying areas of deferred maintenance and/or functional obsolescence.

         3) Evaluation of the economic environment of each property's local market, focusing on economic factors which impact the demand for hotel rooms such as changes in employment, office space absorption, airport utilization, attendance at tourist attractions and convention facilities, etc.

         4) Primary market research in each market area, including interviews with key demand generators, inspection and evaluation of competitive hotels and discussions with persons familiar with the development patterns of each local market.

         5) Analysis of each property's future market position. This analysis included a projection of the current and future demand for hotel accommodations in each market, including an assessment of existing and potential future competitive supply, and the share of the market that each hotel could reasonably be able to capture over the next five to ten years.

                  Based on the foregoing scope of work, it was concluded that the Highest and Best Use of each property is as currently improved.

                  In developing a value conclusion for each hotel, two of the three traditional approaches to valuation have been used: the Sales Comparison and Income Capitalization Approaches. In the Sales Comparison Approach, the value of the subject properties were estimated based on an analysis of the sales of other similar facilities using a unit indicator of price per room or multiple of rooms revenue. In the Income Capitalization Approach, the value of each property is estimated based on an analysis of the historical and projected income and expenses generated by each facility during a typical holding period. Both direct capitalization and yield capitalization (discounted cash flow analysis) methods were employed.

                  The earnings  stream most  commonly  used as the basis for the
         Income Capitalization method of valuation is the projected net operating income (NOI) from operations after the deduction of real estate taxes and insurance, but before the deduction of interest, depreciation, amortization and taxes on income. Also deducted from the profit from operations is a reserve for capital improvements for each property. The projected operating income for each property was based on a review of local market conditions and the historical operating results of each hotel, coupled with an analysis of the historical operating results of comparable hotels as compiled in PKF Consulting's 1997 issue of `Trends in the Hotel Industry.'

                  Under the direct capitalization method, the NOI for a typical or stabilized year of operation is converted into a value estimate by dividing it by an appropriate income capitalization rate. The capitalization rate represents the relationship between income and value observed in the market and is derived through an analysis of comparable sales as well as other analyses.

                  In yield capitalization, the value of a property is the present value of the net operating income of each property in each year of a holding period (typically ten years) plus the present value of the property as if sold at the end of the holding period (the "reversion"). The present value of these elements is obtained by applying a market-derived discount rate. The value of the reversion is obtained through the capitalization of the adjusted income at the end of the holding period, which should be a normalized or typical year, with a deduction for the costs of sale.

                  In our analysis, the discount rates used to value the subject hotels ranged from 13.0 to 14.5 percent; going-in capitalization rates ranged from 10.0 to 11.5 percent; and reversionary capitalization rates ranged from 10.5 to 12.0 percent. Differences in the discount and capitalization rates applied to individual properties were based on a combination of factors, including the age and condition of the hotels, local market conditions, durability of the projected income stream, and the ownership rights appraised (fee simple interest or leasehold interest).

                  The Cost Approach has not been included in the estimate of the value of the subject properties. The Cost Approach is most applicable in the valuation of special use properties, properties which are proposed or under construction, and aged properties, in which the value of the improvements may be nominal and the value of the property as a whole approaches land value. The subject properties are all going concerns and the existing improvements contribute significant value to the property. The costs to replace these facilities are of little more than historical significance and are not used by the typical investor interested in the purchase of an existing property."

         Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of the appraisal report. In this regard Limited Partners are cautioned to refer to the entire appraisal report, inasmuch as the opinions of value stated therein are subject to the assumptions and limiting conditions stated therein. Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Property. Upon request, the Partnership will also furnish to a Limited Partner, without charge, a copy of the fairness opinion.

                                LEGAL PROCEEDINGS

         On October 27, 1997 a complaint was filed in the United States District Court, Eastern District of California by the Partnership, the other GMS Partnerships, and the Managing General Partner, as plaintiffs (the "GMS Plaintiffs"). The complaint named as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Property, LLC, Everest Partners, LLC, Everest Property II, LLC, Everest Property, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit, and Stephen P. Enquist (the "Federal Defendants"). The factual basis underlying the GMS Plaintiffs' causes of action pertained to tender offers directed by the Federal Defendants to limited partners of the GMS Partnerships, and to indications of interest made by certain of the Federal Defendants in purchasing the properties of the GMS Partnerships. The complaint requested the following relief: (i) a declaration that each of the Federal Defendants had violated Sections 13(d), 14(d) and 14(e) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder;
(ii) a declaration that certain of the Federal Defendants had violated Section 15(a) of the Exchange Act and the rules and regulations thereunder; (iii) an order permanently enjoining the Federal Defendants from (a) soliciting tenders of or accepting for purchase securities of the GMS Partnerships, (b) exercising any voting rights attendant to the securities already acquired, (c) soliciting proxies from the limited partners of the GMS Partnerships, and (d) violating Sections 13 or 14 of the Exchange Act or the rules and regulations promulgated thereunder; (iv) an order enjoining certain of the Federal Defendants from violating Section 15(a) of the Exchange Act and the rules and regulations promulgated thereunder; (v) an order directing certain of the Federal Defendants to offer to each person who sold securities in the GMS Partnerships to such defendants the right to rescind such sale; (vi) a declaration that the GMS Partnerships need not provide to the Federal Defendants a list of limited partners in the GMS Plaintiffs or any other information respecting the GMS Partnerships which is not publicly available; and (vii) awarding the GMS Plaintiffs reasonable attorneys' fees, costs of suit incurred, and such other and further relief as the Court may deem just and proper.

         On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC, as plaintiffs (the "State Plaintiffs"), against Philip B. Grotewohl, the Managing General Partner, Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants (the "State Defendants"), and the GMS Partnerships, as nominal defendants. On November 11, 1998 the complaint was amended and Mark and David Grotewohl were added as defendants. The State Plaintiffs alleged that the State Defendants received unauthorized rebates of franchise fees paid to Super 8 Motels, Inc., that the Managing General Partner caused the GMS Partnerships to make unauthorized payments of salaries and expenses, and reimbursements of expenses to the Managing General Partner, that the Managing General Partner refused to cooperate with the State Plaintiffs' efforts to buy the properties of the GMS
Partnerships, and that the Managing General Partner refused to provide information required by the GMS Partnerships' governing documents and California law. The Managing General Partner believes that these allegations were unjustified. As amended, the complaint requested the following relief: (i) a declaration that the action was a proper derivative action; (ii) an order requiring the State Defendants to discharge their fiduciary duties to the GMS Partnerships by accepting no kickbacks, charging no unauthorized expenses, responding in good faith to the offer made by an affiliate of the State Plaintiffs to purchase the properties of the GMS Partnerships and disclosing such offers to the limited partners of the GMS Partnerships, and delivering all information respecting the GMS Partnerships requested by the State Plaintiffs;
(iii) an order enjoining the State Defendants from breaching their fiduciary duties; (iv) disgorgement of profits in excess of the reasonable value of the services actually rendered; (v) appointment of a receiver; and (vi) an award for compensatory and punitive damages and, under RICO, treble damages, and costs, all in an amount to be determined.

         On February 20, 1998, the parties entered into a settlement agreement pursuant to which both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the Federal Defendants (excluding The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit and Stephen P. Enquist) agreed not to generally solicit the acquisition of any additional units of the GMS Partnerships without first filing necessary documents with the Securities and Exchange Commission, and also agreed to conduct any such solicitation in compliance with the provisions of
Section 14 of the Exchange Act and Regulation 14D, notwithstanding that any such solicitation might otherwise be exempt from such requirements. It was also agreed, among other things, that the Managing General Partner would retain, on behalf of the GMS Partnerships, a real estate broker to market for sale all of the properties of the GMS Partnerships. The Managing General Partner agreed to evaluate and consider in good faith a designee of Everest Property, Inc. to serve as the real estate broker. Further, the Managing General Partner agreed to include in any listing agreement between the GMS Partnerships and their real estate broker a provision requiring the broker to share one-half of the real estate commission payable with Everest Property, Inc. or its designee in the event that Everest Property, Inc. or its designee were the procuring broker for the property generating the real estate commission. The Managing General Partner also agreed to proceed in a commercially reasonable manner with the marketing of all properties of the GMS Partnerships, and agreed to entertain all bona fide offers, whether made for all of the properties of the GMS Partnerships as a group, for all of the properties of a particular GMS Partnership as a group, or for an individual property. The Managing General Partner agreed, by no later than June 30, 1998, to accept for submission to the limited partners of any GMS Partnership either (i) any bona fide offer (an "Acceptable Offer") to purchase one or more of the properties of a GMS Partnership if the offer were a cash offer at a price equal to 75% or more of the appraised value of the property or properties, or (ii) any offer for a property or properties of a GMS Partnership on terms deemed by the Managing General Partner to be more favorable to that GMS Partnership than the Acceptable Offer. In addition, the Managing General Partner agreed to submit the offer for approval to the limited partners of the GMS Partnership and other procedures as required by the GMS Partnership's Agreement of Limited Partnership and applicable law. In this connection, the Managing General Partner agreed, under certain circumstances, to include in the solicitation materials a proposal seeking the approval of the limited partners to a sale of the property or properties to another buyer upon substantially the same or better terms as those offered by the buyer. The Managing General Partner retained the right to recommend to the limited partners of a GMS Partnership rejection of any proposal if the proposed sales price were less than the appraised value of the properties or were not payable entirely in cash. The Managing General Partner also agreed that, upon the sale of a property of one of the GMS Partnerships, the Managing General Partner would distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. Under the terms of the settlement agreement, the GMS Partnerships agreed to reimburse the Everest Defendants for certain costs, not to exceed $60,000, to be allocated among the GMS Partnerships. Of this amount, the Partnership paid $12,000.

         For a discussion of the amendment to such settlement agreement, see "Outstanding Voting Securities and Voting Rights."

                       AMENDMENTS TO PARTNERSHIP AGREEMENT



         Set forth below are the proposed amendments to the Partnership Agreement which are the subject of this Consent Solicitation Statement:



         Section 22.  SALE OF PROPERTY

         "22.1    Sale and Disposition of Partnership Assets

                  A. Notwithstanding anything contained in this Agreement to the contrary, including Section 11.2 hereof, the General Partners, for and on behalf of the Partnership, are hereby authorized
                  (i) to sell the Partnership's real property interests, including its motel, and related personal property, to Tiburon Capital Corporation or a nominee thereof, including a nominee which is an Affiliate of Mark Grotewohl, on the terms and conditions outlined in the Consent Solicitation Statement of the Partnership dated _____________, 1998; (ii) to dissolve and wind up the affairs of the Partnership; (iii) to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with this Agreement; (iv) to terminate the Partnership; and (v) to take any action deemed necessary or appropriate to accomplish the foregoing.

                  B. Notwithstanding anything contained in this Agreement to the contrary, the General Partners, for and on behalf of the Partnership, are hereby authorized (i) to sell the
                  Partnership's real property interests, including its motel, and related personal property, if the purchaser is not an Affiliate of the General Partners, and if such sale is for "all cash," and is for an amount equal to or greater than the amount reflected in an appraisal which is not more than 15 months old at the date the purchase agreement is executed;
                  (ii) to dissolve  and wind up the affairs of the  Partnership;
                  (iii) to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with this Agreement; (iv) to terminate the Partnership; and (v) to take any action deemed necessary or appropriate to accomplish the foregoing; provided, however, that the provisions of this
                  Section 22.1B shall not be operative and shall be of no force and effect if the Partnership's motel is sold pursuant to
                  Section 22.1A hereof."

                              FINANCIAL INFORMATION

Selected Partnership Financial Data

         The Partnership's book values per Unit as of December 31, 1997 and June 30, 1998 were $282.77 and $255.86, respectively.

         Following are selected financial data of the Partnership for the period from October 1, 1992 to September 31, 1997.

                          Year Ended       Year Ended        Year Ended       Year Ended        Year Ended
                       September 30,    September 30,     September 30,    September 30,     September 30,
                           1997             1996                1995          1994                1993
                       ------------     ------------      -------------    -------------     -------------

Guest room income            $1,860,287    $1,613,817        $1,510,802       $1,415,308        $1,395,176
Net income                   $  857,944    $  665,100        $  513,436       $  419,009        $  386,643

Per Partnership Unit:
  Cash distributions(1)        $  76.25      $  59.30           $54.60            $48.65            $40.00
  Net income                   $  84.94      $  65.84            $50.83           $41.48            $38.28

                          September 30,    September 30,     September 30,    September 30,     September 30,
                              1997            1996               1995             1994              1993

Total assets               $2,951,592      $2,841,572        $2,769,469       $2,786,858        $2,864,030
Long-term debt                   ----           ----              ----              ----              ----
---------

(1) On an annual basis, to the extent cash distributions exceed net income, Limited Partners receive a return of capital rather than a return on capital. However, an annual analysis will be misleading if the Limited Partners do not receive their investment back upon liquidation of the Partnership. For investors who purchased their Units directly from the Partnership, the original investment was $1,000 per Unit, cumulative allocations of income through September 30, 1997 were approximately $21 per Unit, and cumulative distributions through September 30, 1997 were approximately $555 per Unit. Investors who did not purchase Units directly from the Partnership must consult with their own advisers in this regard.


Management's Discussion and Analysis of Financial Condition and Results of Operations

I.       Fiscal Year Financial Statements.

(a)      Liquidity and Capital Resources

         The Managing General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to satisfy its cash needs, is adequate. The Partnership's primary source of liquidity is its cash flow from operations. The Partnership had, as of September 30, 1997, current assets of $1,147,488, current liabilities of $126,020 and, therefore, an operating reserve of $1,021,468. The Managing General Partner's reserves target is 5% of the adjusted capital contributions, or $455,000.

         The Partnership's motel property is unencumbered. Although no assurance can be had in this regard, the Managing General Partner believes that the Partnership's equity in its property provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired.

         During fiscal year 1997, the Partnership spent $54,213 ($32,756 of which was capitalized) on the refurbishment of its motel and its furnishings. The capitalized items included $14,165 for guest room carpet and vinyl, $9,742 for game chairs and a sofa, $4,748 for five replacement air-conditioning units, $2,632 for replacement televisions and $1,470 for guest room lamps. The items not capitalized included $5,261 for bedspreads, $4,313 for parking lot resealing and $4,300 for furniture repairs.

         During fiscal year 1996, the Partnership spent $56,278 ($33,120 of which was capitalized) on the refurbishment of its motel and its furnishings. The capitalized items included $16,241 for replacement guest room carpet, $11,148 for central office computers, $3,653 for a replacement ice machine and $2,077 for furniture for the manager's apartment. Included in the $23,158 amount not capitalized were expenditures for tub repair, replacement guest room lamps, bed sets, televisions, air-conditioning units, landscaping upgrades and parking lot repairs.

         The Partnership currently has no material commitments for capital expenditures. The Property is in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the Property is not sold the Managing General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the Property is retained adequate working capital is expected to be generated by motel operations.

(b)      Results of Operations

(i)      Overall Financial Results

         The Partnership achieved a 29.0% increase in net income for fiscal year 1997 as compared to fiscal year 1996. This result was achieved by an increase in total income of $254,370 (15.1%) while limiting the increase in total expenses to $61,526 (6.0%). The revenue increase was due primarily to increased guest room occupancy to an annual average of 79.9% from 76.6% and by an increase in the average room rate to $62.51 from $56.44.

         The Partnership achieved a 29.5% increase in net income for fiscal year 1996 as compared to fiscal year 1995. This result was achieved by increasing total income by $175,936 (11.6%) while limiting the increase in total expenses to $24,272 (2.4%). The revenue increase was due primarily to increased guest room revenue which was the result of both improved occupancy and average room rates.

(ii)     Pleasanton, California Motel

         The following is a comparison of operating results at the Partnership's Pleasanton motel for the fiscal years 1995, 1996 and 1997. The income and expense numbers in the following table are shown on an accrual basis and other payments on a cash basis. Total expenditures and debt service include the operating expenses of the motel, together with the cost of capital improvements.

                                          Average           Average Room
     Fiscal Year Ended                 Occupancy Rate            Rate

     September 30, 1995                    75.4%              $51.62
     September 30, 1996                    76.6%              $56.44
     September 30, 1997                    79.9%              $62.51



                             Total              Total          Partnership Cash
Fiscal Year Ended           Revenues       Expenditures and        Flow
                                             Debt Service           (1)

September 30, 1995         $1,510,802          $947,078           $563,724
September 30, 1996         $1,686,738          $928,896           $757,842
September 30, 1997         $1,941,108        $1,003,191           $937,917

(1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, the Managing General Partner believes that it is the best indicator of the annual change in the amount available, if any, for distribution to the Limited Partners because it tracks the definition of the term "Cash Flow" as it is used in the Partnership Agreement. This calculation is reconciled to the financial statements in the following table. Limited Partners should not interpret Partnership Cash Flow as an alternative to net income or as a measure of performance.

         Following is a reconciliation of Total Expenditures and Debt Service as used above to Total Expenses shown on the Statement of Operations (in the audited financial statements):


                                          1997            1996             1995

Total Expenditures and Debt Service    $1,003,191       $928,896       $947,078
Net Additions to Fixed Asset              (32,756)       (21,791)       (59,067)
Depreciation and Amortization             113,229        114,714        109,175
Other Items                                  (500)          (181)           180
                                       ----------------------------------------
Total Expenses                         $1,083,164     $1,021,638       $997,366
                                       ========================================

        A reconciliation of Partnership Cash Flow (included in the chart above) to Net Income as shown on the Statements of Operations (in the audited financial statements) is as follows:


                                         1995           1996           1997

       Partnership Cash Flow          $563,724        $757,842       $937,917
       Net Additions to Fixed Assets    59,067          21,971         32,756
       Depreciation and Amortization  (109,175)       (114,714)      (113,229)
       Other Items                        (180)              -            500
                                      ---------------------------------------
       Net Income                     $513,436        $665,099       $857,944
                                      =======================================

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership's motel achieved a significant improvement in both its average room rate and its average occupancy rate. The motel experienced decreased patronage from the discount and corporate market segments which was offset by increased occupied rooms from the leisure market segment.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership's motel achieved a significant improvement in its average room rate and a slight increase in its average occupancy rate. The motel replaced approximately 50% of its low-rate discount business with guests in the leisure and corporate market segments.

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership's motel experienced a $74,295 (8.0%) increase in total expenditures due to rising occupancy rates. The motel experienced increases of $9,963 in front desk wages and salaries, and $8,078 in resident manager's salary due primarily to cost inflation and competition for employees in the area. The motel experienced $12,254 in increased management fees and $9,859 in increased franchise fees due to the increased room revenue. The Partnership spent $7,250 for appraisal services during the fiscal year.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership's motel achieved a decrease of $18,182 (1.9%) in expenditures notwithstanding increased occupancy. The motel achieved reduced expenditures of $42,087 in renovations and replacements and $5,250 in maintenance wages and salaries. The reductions were substantially offset by increases of $15,149 in front desk wages and salaries, and in proportionate increases in franchise and management fees.

II.      Interim Financial Statements

(a)      Liquidity and Capital Resources

         As of June 30, 1998, the Partnership's current assets of $911,419 exceeded its current liabilities of $101,820, providing an operating reserve of $809,599. The Managing General Partner's reserves target is 5% of the adjusted capital contributions, or $455,000.

         The Partnership expended $27,319 on renovations and replacements during the nine months ended June 30, 1998, of which $12,069 was capitalized.

          The credit in general and administrative expenses for the three months ended June 30, 1998 arises from the reversal in the three months ended June
30, 1998 of a contingent liability previously accrued.

(b)      Results of Operations

         Total income decreased $48,381 or 3.5% for the first three quarters of fiscal year 1998 as compared to the first three quarters of fiscal year 1997. Guest room revenue decreased $38,969 or 2.9% due to a decrease in the occupancy rate from 78.0% to 69.0%. Such decrease was partially offset by an increase in the average room rate from $61.65 to $67.61.

         Total Partnership expenses increased $60,921 or 7.6% primarily due to increases in the minimum wage and increases in legal, appraisal and other costs associated with the proposed sale of the Property and the liquidation of the Partnership.

Other Financial Information

         In 1996 the computers used by the Partnership at the Managing General Partner's offices in Sacramento were updated. In the process of updating its hardware and software, the Managing General Partner eliminated any potential Year 2000 problem with respect to such computers. Similarly, the Managing

General Partner does not anticipate any material Year 2000 problem with the computers in use at the motel. The Managing General Partner has not investigated and does not know whether any Year 2000 problems may arise from its third party vendors. Because the motels are "budget" motels, the Partnership's most significant vendors are its utility providers and banks. To the extent banking services, utility services and other goods and services are unavailable as a result of Year 2000 problems with the computer systems of such vendors or otherwise, the ability of the Partnership to conduct business at its motel would be comprised. No contingency plans have been developed in this regard.


         Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership.

                              FINANCIAL STATEMENTS

                                       for

                         CONSENT SOLICITATION STATEMENT

                                       of

                        SUPER 8 ECONOMY LODGING IV, LTD.


                                October __, 1998

                                            INDEX TO FINANCIAL STATEMENTS


SUPER 8 ECONOMY LODGING IV, LTD.                                          Page
                                                                          ----

INDEPENDENT AUDITORS' REPORT ............................................ F-1

FINANCIAL STATEMENTS:
Balance Sheets, September 30, 1997 and 1996.............................. F-2
Statements of Operations for the Years Ended
     September 30, 1997, 1996 and 1995................................... F-3
Statements of Partners' Equity for the Years
     Ended September 30, 1997, 1996 and 1995............................. F-4
Statements of Cash Flows for the Years Ended
     September 30, 1997, 1996 and 1995................................... F-5
Notes to Financial Statements............................................ F-7


Balance Sheets, June 30, 1998 and December 31, 1997 (Unaudited).......... F-11
Statements of Operations for the Three Months and Nine
   Months Ended June 30, 1998 and 1997 (Unaudited)....................... F-12
Statements of Partners' Equity for the Nine Months
   Ended June 30, 1998 and 1997 (Unaudited).............................. F-13
Statements of Cash Flows for the Nine Months
   Ended June 30, 1998................................................... F-14
Notes to Financial Statements............................................ F-15

                     REPORT OF CERTIFIED PUBLIC ACCOUNTANTS





To the Partners
Super 8 Economy Lodging IV, Ltd.

We have audited the accompanying balance sheets of Super 8 Economy Lodging IV, Ltd., a California limited partnership, as of September 30, 1997 and 1996 and the related statements of operations, partners' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Super 8 Economy Lodging IV, Ltd. as of September 30, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

VOCKER KRISTOFFERSON AND CO.

December 4, 1997
San Mateo, California


e-super8/S8497fs.wp8.wpd
                                       F-1




                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           September 30, 1997 and 1996


                                     ASSETS


                                                              1997                     1996
                                                         -------------            ---------
Current Assets:
    Cash and temporary investments (Notes 1 and 3)       $  1,079,735              $  938,477
    Accounts receivable                                        54,290                  21,563
    Prepaid expenses                                           13,463                  12,789
                                                         ------------             -----------
       Total Current Assets                                 1,147,488                 972,829
                                                         ------------             -----------


Property and Equipment (Notes 2 and 6):
    Land                                                      799,311                 799,311
    Buildings                                               2,246,419               2,246,419
    Furniture and equipment                                   519,267                 530,321
                                                          -----------             -----------
                                                            3,564,997               3,576,051
    Accumulated depreciation                               (1,824,868)             (1,755,449)
                                                            ----------              ----------
       Property and Equipment, Net                          1,740,129               1,820,602
                                                           ----------              ----------


Other Assets (Note 2):
    Deposit of federal income taxes                            63,975                  48,141
                                                          -----------             -----------

                Total Assets                               $2,951,592              $2,841,572
                                                           ==========              ==========



                        LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
    Accounts payable and accrued liabilities               $  117,779              $  106,979
    Due to related parties (Note 4)                             8,241                   4,465
                                                           ----------            ------------
       Total Liabilities                                      126,020                 111,444
                                                            ---------             -----------


Partners' Equity:
    General Partners                                           (2,128)                (10,707)
    Limited Partners: 10,000 units authorized,
       issued and outstanding                               2,827,700               2,740,835
                                                           ----------              ----------
       Total Partners' Equity                               2,825,572               2,730,128
                                                           ----------              ----------

           Total Liabilities and Partners' Equity          $2,951,592              $2,841,572
                                                           ==========              ==========


e-super8/S8497fs.wp8.wpd
                                       F-2
    The accompanying notes are an integral part of these financial statements



                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF OPERATIONS


                                                                               Years Ended September 30:
                                                                   1997                  1996                 1995
                                                                 ----------            ----------           -------


Income:
   Motel room                                                    $1,860,287            $1,613,817           $1,448,486
   Telephone and vending                                             42,012                41,244               36,519
   Interest                                                          36,351                28,879               22,379
   Other                                                              2,458                 2,798                3,418
                                                               ------------          ------------          -----------
        Total Income                                              1,941,108             1,686,738            1,510,802
                                                                -----------            ----------           ----------


Expenses:
   Motel operations (exclusive of depreciation
        shown separately below) (Notes 4 and 5)                     830,267               789,729              777,015
   General and administrative (exclusive of
        depreciation shown separately below (Note 4)                 44,522                34,302               36,760
   Depreciation and amortization (Note 2)                           113,229               114,714              109,175
   Property management fees (Note 4)                                 95,146                82,893               74,416
                                                                -----------           -----------          -----------
        Total Expenses                                            1,083,164             1,021,638              997,366
                                                                 ----------            ----------           ----------

          Net Income                                              $ 857,944             $ 665,100            $ 513,436
                                                                  =========             =========            =========



Net Income Allocable to General Partners                            $ 8,579               $ 6,651              $ 5,134
                                                                    =======               =======              =======

Net Income Allocable to Limited Partners                          $ 849,365             $ 658,449            $ 508,302
                                                                  =========             =========            =========

Net Income Per Partnership Unit (Note 1)                           $ 84.94               $ 65.84               $ 50.83
                                                                   =======               =======               =======

Distributions to Limited Partners
   Per Partnership Unit (Note 1)                                   $ 76.25               $ 59.30               $ 54.60
                                                                   =======               =======               =======



e-super8/S8497fs.wp8.wpd
                                       F-3
    The accompanying notes are an integral part of these financial statements




                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                         STATEMENTS OF PARTNERS' EQUITY


                                                                                Years Ended September 30:
                                                                   1997                  1996                  1995
                                                                ----------            ----------            -------


General Partners:
   Balance at beginning of year                                $  (10,707)         $    (17,358)          $   (22,492)
   Net income                                                       8,579                 6,651                 5,134
                                                             ------------          ------------          ------------
        Balance at End of Year                                     (2,128)              (10,707)              (17,358)
                                                              ------------           ----------           -----------


Limited Partners:
   Balance at beginning of year                                 2,740,835             2,675,386             2,713,084
   Net income                                                     849,365               658,449               508,302
   Distributions to Limited Partners                             (762,500)             (593,000)             (546,000)
                                                              -----------           -----------           -----------
        Balance at End of Year                                  2,827,700             2,740,835             2,675,386
                                                               ----------            ----------            ----------


        Total Partners' Equity                                 $2,825,572            $2,730,128            $2,658,028
                                                               ==========            ==========            ==========



e-super8/S8497fs.wp8.wpd
                                       F-4
    The accompanying notes are an integral part of these financial statements




                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS


                                                                              Years Ended September 30:
                                                                  1997                   1996                 1995
                                                              ------------          ------------          --------

Cash Flows From Operating Activities:
   Received from motel operations                              $1,874,958            $1,658,578            $1,492,593
   Expended for motel operations and
    general and administrative expenses                          (972,367)             (917,820)             (877,067)
   Interest received                                               33,423                28,940                20,953
                                                              -----------           -----------            ----------
        Net Cash Provided by Operating Activities                 936,014               769,698               636,479
                                                              -----------           -----------            ----------


Cash Flows From Investing Activities:
   Purchases of property and equipment                            (32,756)              (33,120)              (60,317)
   Proceeds from sale of equipment                                    500                  -                    1,250
                                                             ------------        --------------            ----------
        Net Cash Used by Investing Activities                     (32,256)              (33,120)              (59,067)
                                                              -----------           -----------            ----------


Cash Flows From Financing Activities:
   Distributions paid to limited partners                        (762,500)             (593,000)             (546,000)
                                                              -----------           -----------             ---------
        Net Cash Used by Financing Activities                    (762,500)             (593,000)             (546,000)
                                                               -----------          -----------             ---------

        Net Increase in Cash and Temporary
          Investments                                             141,258               143,578                31,412

Cash and Temporary Investments:
   Beginning of year                                              938,477               794,899               763,487
                                                              -----------           -----------           -----------

        End of Year                                            $1,079,735            $  938,477            $  794,899
                                                               ==========            ==========            ==========


e-super8/S8497fs.wp8.wpd
                                       F-5
    The accompanying notes are an integral part of these financial statements




                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)


                                                                               Years Ended September 30:
                                                                   1997                   1996                  1995
                                                                ----------             ---------             -------

Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
   Net income                                                    $857,944              $665,100              $513,436
                                                                 --------              --------              --------
   Adjustments to reconcile net income to
    net cash provided by operating activities:
        Depreciation and amortization                             113,229               114,714               109,175
        Loss (gain) on disposition of property
         and equipment                                               (500)                    -                 1,430
        (Increase) decrease in accounts receivable                (32,727)                  780                 2,745
        Increase in prepaid expenses                                 (674)                 (855)                 (475)
        Increase in other assets                                  (15,834)              (10,044)               (5,006)
        Increase (decrease) in accounts payable
         and accrued liabilities                                   10,800                (2,996)               15,174
        Increase in due to related parties                          3,776                 2,999                     -
                                                                ---------             ---------              --------

          Total Adjustments                                        78,070               104,598               123,043
                                                                ---------              --------              --------

          Net Cash Provided by
           Operating Activities                                  $936,014              $769,698              $636,479
                                                                 ========              ========              ========



e-super8/S8497fs.wp8.wpd
                                       F-6
    The accompanying notes are an integral part of these financial statements

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - THE PARTNERSHIP

Super 8 Economy Lodging IV, Ltd., is a limited partnership organized under California law on February 5, 1982, to acquire and operate motel properties in Pleasanton and Santa Ana, California. The Pleasanton motel was opened in
October, 1983, and the Santa Ana motel was opened in February, 1985. The Partnership grants credit to customers, substantially all of which are local businesses in Pleasanton. The Santa Ana property was sold in April, 1992.

The Managing General Partner of the Partnership is Grotewohl Management Services, Inc., the sole shareholder and officer of which is Philip B. Grotewohl. The Associate General Partner of the Partnership is Robert J. Dana.

The net income or net loss of the Partnership is allocated 1% to the General Partners and 99% to the Limited Partners. Net income (loss) and distributions per partnership unit are based upon 10,000 units outstanding. All partnership units are owned by the Limited Partners.

The Partnership agreement requires that the Partnership maintain reserves for normal repairs, replacements, working capital and contingencies in an amount of at least 5% of adjusted capital contributions. As of September 30, 1997, the Partnership had a combined balance in cash and temporary investments of $1,079,735, which was $624,735 in excess of the $455,000 required amount.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership, except for a deposit of federal income taxes which is required of partnerships with fiscal year ends other than a calendar year. The amount of the deposit is based upon the taxable income of the partnership in the prior year.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:


            Description                     Methods               Useful Lives

     Buildings                    150% declining balance
                                  and straight-line                10-25 years

     Furniture and equipment      200% and 150% declining
                                  balance and straight-line          3-7 years


Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the life of assets are capitalized.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.



e-super8/S8497fs.wp8.wpd
                                       F-7

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of September 30, 1997 and 1996 consist of the following:

                                                      1997              1996
                                                  -----------       ---------
      Cash in bank, non-interest bearing            $  74,738       $  26,184
      Money market accounts                           704,997         512,293
      Certificates of deposit                         300,000         400,000
                                                  -----------        --------

        Total Cash and Temporary Investments       $1,079,735        $938,477
                                                   ==========        ========

Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments and all highly liquid marketable securities with original maturities of six months or less to be cash equivalents for purposes of the statement of cash flows.


NOTE 4 - RELATED PARTY TRANSACTIONS

Franchise Fees
Super 8 Motels, Inc., now a wholly-owned subsidiary of Hospitality Franchise Systems, Inc., is franchisor of all Super 8 Motels. The Partnership pays to the franchisor monthly fees equal to 4% of the gross room revenues of the motel and contributes an additional 1% of the gross room revenues to an advertising fund administered by the franchisor. In return, the franchisor provides the right to use the name "Super 8," a national institutional advertising program, an advance room reservation system, and inspection services. These costs ($93,014 in 1997, $80,691 in 1996 and $72,424 in 1995) are included in motel operations expense in the accompanying statements of operations. The Partnership operates its motel property as a franchisee of Super 8 Motels, Inc. through a sub-franchise agreement with Brown & Grotewohl, a California general partnership, of which Grotewohl Management Services, Inc., (see Note 1) is a 50% owner. Under the sub-franchise agreement, Brown & Grotewohl earned 40% of the above franchise fees, which amounted to $37,206, $32,276 and $28,970 in 1997, 1996 and 1995,
respectively.

Property Management Fees
The General Partner, or its affiliates, handles the management of the motel property of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations as defined in the Partnership agreement,
and  amounted  to  $95,146,   $82,893  and  $74,416  in  1997,  1996  and  1995,
respectively.


e-super8/S8497fs.wp8.wpd
                                       F-8

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

Subordinated Partnership Management Fees
During the Partnership's operational stage, the General Partners are to receive 9% of cash available for distribution for Partnership management services, along with an additional 1% of cash available for distribution on account of their interest in the profit and losses, subordinated, however, to receipt by the Limited Partners of a 10% per annum cumulative pre-tax return on their adjusted capital contributions. At September 30, 1997 the Limited Partners had not received the 10% cumulative return, and as no Partnership management fees are presently payable they are not reflected in these financial statements. Management believes it is not likely that these fees will become payable in the future. This fee is payable only from cash funds provided from operations of the Partnership, and may not be paid from the proceeds of sales or a refinancing. As of September 30, 1997 the cumulative amount of these fees was $516,715.

Subordinated Incentive Distributions
Under the terms of the Partnership agreement, the General Partners are to receive 15% of distributions of net proceeds from the sale or refinancing of Partnership property remaining after distribution to the Limited Partners of any portion thereof required to cause distributions to the Limited Partners from all sources to be equal to their capital contributions plus a cumulative 10% per annum pre-tax return on their adjusted capital contributions.

Expenses Shared by the Partnership and its Affiliates There are certain expenses which are allocated between the Partnership and affiliated Super 8 partnerships. These expenses, which are allocated based on usage, are telephone, data processing, rent of the administrative office, administrative salaries and duplication expenses. Management believes that the methods used to allocate shared administrative expenses are reasonable. The expenses allocated to the Partnership were approximately $113,000 in 1997, $113,000 in 1996 and $110,000 in 1995 and are included in motel and restaurant operations and general and administrative expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the sole shareholder of Grotewohl Management Services, Inc., a General Partner of the Partnership.


NOTE 5 - MOTEL OPERATING EXPENSES

The following table summarizes the major components of motel operating expenses for the years ended September 30, 1997, 1996 and 1995:

                                             1997           1996         1995
                                          -----------    -----------   -------

Salaries and related costs                   $322,022     $308,314     $282,994
Franchise and advertising fees                 93,015       80,691       72,424
Utilities                                      68,243       66,664       70,349
Allocated costs, mainly indirect salaries      90,713       92,355       89,327
Repairs and minor renovations                  21,457       23,158       38,047
Maintenance expenses                           64,434       48,215       58,516
Property taxes                                 46,739       45,681       44,476
Property insurance                             22,781       21,691       20,793
Other operating expenses                      100,863      102,960      100,089
                                             --------     --------     --------

Total Motel Operating Expenses               $830,267     $789,729     $777,015
                                             ========     ========     ========



e-super8/S8497fs.wp8.wpd
                                                      F-9

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 6 - PROPERTY AND EQUIPMENT

The following is a summary of the accumulated depreciation of property and equipment:

                                               1997                 1996
                                          ------------         ------------
      Buildings                             $1,381,389           $1,288,266
      Furniture and equipment                  443,479              467,183
                                           -----------          -----------
           Accumulated depreciation         $1,824,868           $1,755,449
                                            ==========           ==========

NOTE 7 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in nine commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total insured and uninsured cash balances (not reduced by outstanding checks) as of September 30, 1997 follows:

      Total cash in all California banks                      $1,098,989
      Portion insured by FDIC                                   (800,000)
          Uninsured cash balances                              $ 298,989
                                                               =========

NOTE 8 - SUBSEQUENT EVENTS

On October 27, 1997 a complaint was filed in the United States District Court by Grotewohl Management Services, Inc. (a general partner of the Partnership) naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen B. Enquist. The complaint pertains to tender offers directed by certain of the defendants to limited partners of the Partnerships, and to indications of interest made by certain of the defendants in purchasing the property of the Partnership. The complaint alleges that the defendants violated certain provisions of the Security and Exchange Act of 1934 and seeks injunctive and declarative relief. Defendants have yet to respond to the complaint.

On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against Philip B. Grotewohl, Grotewohl Management Services, Inc., Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants, and the Partnership, along with four other partnerships of which have common general partners, as nominal defendants. The complaint pertains to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law. The complaint requests the follow relief: a declaration that the action is a proper derivative action; an order requiring the defendants to discharge their fiduciary duties to the Partnerships and to enjoin them from breaching their fiduciary duties; return of certain profits; appointment of a receiver; and an award for damages in an amount to be determined. The defendants and nominal defendants have recently been served and are formulating their response to the complaint.


e-super8/S8497fs.wp8.wpd
                                      F-10

                       Super 8 Economy Lodging IV, Ltd.
                       (A California Limited Partnership)
                                  Balance Sheet
                      June 30, 1998 and September 30, 1997

                                                          6/30/98      9/30/97
                                                        ----------   ----------
                                     ASSETS
Current Assets:
   Cash and temporary investments                      $   856,167  $ 1,079,735
   Accounts receivable                                      45,307       54,290
   Prepaid expenses                                          9,945       13,463
                                                        ----------   ----------
    Total current assets                                   911,419    1,147,488
                                                        ----------   ----------

Property and Equipment:
   Land                                                    799,311      799,311
   Buildings                                             2,246,419    2,246,419
   Furniture and equipment                                 527,588      519,267
                                                        ----------   ----------
                                                         3,573,318    3,564,997
   Accumulated depreciation                             (1,904,122)  (1,824,868)
                                                        ----------   ----------

    Property and equipment, net                          1,669,196    1,740,129
                                                        ----------   ----------

Other Assets:                                               82,584       63,975
                                                        ----------   ----------

    Total Assets                                       $ 2,663,199  $ 2,951,592
                                                        ==========   ==========

                        LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
   Accounts payable and accrued liabilities            $   101,820  $   126,020
                                                        ----------   ----------
    Total current liabilities                              101,820      126,020
                                                        ----------   ----------

    Total liabilities                                      101,820      126,020
                                                        ----------   ----------

Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                          2,730       (2,128)
   Limited Partners: (10,000 units authorized,
    issued and outstanding)                              2,558,649    2,827,700
                                                        ----------   ----------
    Total partners' equity                               2,561,379   2,825,572
                                                        ----------   ----------

Total Liabilities and Partners' Equity                 $ 2,663,199  $ 2,951,592
                                                        ==========   ==========
                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                        Super 8 Economy Lodging IV, Ltd.
                       (A California Limited Partnership)
                             Statement of Operations
                    Nine Months Ended June 30, 1998 and 1997

                             Three Months  Nine Months Three Months  Nine Months
                                 Ended        Ended        Ended        Ended
                                6/30/98      6/30/98      6/30/97      6/30/97
                              ----------   ----------   ----------   ----------

Income:
 Guest room                  $   450,996  $ 1,299,461  $   495,468  $ 1,338,430
 Telephone and vending             6,947       24,008        9,955       32,642
 Interest                          7,842       26,983        8,611       26,252
 Other                               541          770        1,746        2,279
                              ----------   ----------   ----------   ----------
  Total Income                   466,326    1,351,222      515,780    1,399,603
                              ----------   ----------   ----------   ----------

Expenses:
 Motel operating expenses
  (Note 2)                       209,013      630,679      222,444      613,443
 General and administrative      (89,703)      86,417        3,152       37,766
 Depreciation and amortization    27,429       82,139       28,050       84,692
 Property management fees         22,899       66,180       25,286       68,593
                              ----------   ----------   ----------   ----------
  Total Expenses                 169,638      865,415      278,932      804,494
                              ----------   ----------   ----------   ----------

 Net Income (Loss)           $   296,688  $   485,807  $   236,848  $   595,109
                              ==========   ==========   ==========   ==========

Net Income (Loss) Allocable
 to General Partners              $2,967       $4,858       $2,368       $5,951
                               =========   ==========   ==========   ==========

Net Income (Loss) Allocable
 to Limited Partners            $293,721     $480,949     $234,480     $589,158
                               =========   ==========   ==========   ==========

Net Income (Loss)
 per Partnership Unit             $29.37       $48.09       $23.45       $58.92
                               =========   ==========   ==========   ==========

Distribution to Limited Partners
 per Partnership Unit             $25.00       $75.00       $18.75       $56.25
                               =========   ==========   ==========   ==========








                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                        Super 8 Economy Lodging IV, Ltd.
                       (A California Limited Partnership)
                          Statement of Partners' Equity
                    Nine Months Ended June 30, 1998 and 1997




                                                          6/30/98      6/30/97
                                                        ----------   ----------
General Partners:
  Balance, beginning of year                           $    (2,128) $   (10,707)
    Net income (loss)                                        4,858        5,951
                                                        ----------   ----------
      Balance, End of period                                 2,730       (4,756)
                                                        ----------   ----------


Limited Partners:
  Balance, beginning of year                             2,827,700    2,740,835
    Net income (loss)                                      480,949      589,158
    Distributions to Limited Partners                     (750,000)    (562,500)
                                                        ----------   ----------
      Balance, End of Period                             2,558,649    2,767,493
                                                        ----------   ----------

      Total Partners' Equity                           $ 2,561,379  $ 2,762,737
                                                        ==========   ==========



























                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                        Super 8 Economy Lodging IV, Ltd.
                       (A California Limited Partnership)
                             Statement of Cash Flows
                    Nine Months Ended June 30, 1998 and 1997

                                                          6/30/98      6/30/97
                                                        ----------   ----------
Cash Flows from Operating Activities:
 Received from motel revenues                          $ 1,331,013  $ 1,345,755
 Expended for motel operations and
  general and administrative expenses                     (821,704)    (730,126)
 Interest received                                          29,192       25,878
                                                        ----------   ----------
    Net Cash Provided (Used) by Operating Activities       538,501      641,507
                                                        ----------   ----------
Cash Flows from Investing Activities:
 Purchases of property and equipment                       (12,069)     (31,286)
 Proceeds from sale of land                                   -             500
                                                        ----------   ----------
    Net Cash Provided (Used) by Investing Activities       (12,069)     (30,786)
                                                        ----------   ----------
Cash Flows from Financing Activities:
 Distributions to limited partners                        (750,000)    (562,500)
                                                        ----------   ----------
    Net Cash Provided (Used) by Financing Activities      (750,000)    (562,500)
                                                        ----------   ----------

     Net Increase (Decrease) in Cash and
      Temporary Investments                               (223,568)      48,221

Cash and Temporary Investments:
     Beginning of period                                 1,079,735      938,477
                                                        ----------   ----------

     End of period                                     $   856,167  $   986,698
                                                        ==========   ==========
Reconciliation of Net Income (Loss) to Net Cash Provided (Used) by
 Operating Activities:

   Net Income (Loss)                                   $   485,807  $   595,109
                                                        ----------   ----------
    Adjustments   to  reconcile  net  income  to  net  cash  used  by  operating activities:
      Depreciation and amortization                         82,139       84,692
      (Gain) loss on disposition of property and
       equipment                                               863         (500)
      (Increase) decrease in accounts receivable             8,983      (27,970)
      (Increase) decrease in prepaid expenses                3,518        3,698
      (Increase) decrease in other assets                  (18,609)     (15,834)
      Increase (decrease) in accounts payable              (24,200)       2,312
                                                        ----------   ----------
         Total Adjustments                                  52,694       46,398

        Net Cash Provided (Used) by
         Operating Activities                          $   538,501  $   641,507
                                                        ==========   ==========

                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                        Super 8 Economy Lodging IV, Ltd.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                                  June 30, 1998

Note 1:

The attached interim financial statements include all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the period presented.

Users of these interim financial statements should refer to the audited financial statements for the year ended September 30, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements.

In accordance with the partnership agreement, the following information is presented related to fees paid to the General Partners or affiliates for the period.

Property Management Fees              $66,180
Franchise Fees                        $26,000

Partnership  management  fees  and  subordinated  incentive   distributions  are
contingent in nature and none have been accrued or paid during the current period.

Note 2:

The following table summarizes the major components of motel operating expenses for the following periods:

                             Three Months Nine Months  Three Months  Nine Months
                                 Ended        Ended        Ended        Ended
                                6/30/98      6/30/98      6/30/97      6/30/97
                              ----------   ----------   ----------   ----------

Salaries and related costs   $    82,548  $   258,941  $    79,487  $   230,643
Franchise and
 advertising fees                 22,546       65,000       24,778       66,975
Utilities                         14,863       45,184       16,805       47,817
Allocated costs,
 mainly indirect salaries         23,877       75,595       22,157       68,759
Maintenance, repairs &
  replacements                    22,366       49,694       34,258       70,311
Property taxes                    11,667       34,822       11,345       34,942
Property insurance                 6,013       17,464        6,489       17,671
Other operating expenses          25,133       83,979       27,125       76,325
                              ----------   ----------   ----------   ----------

Total motel operating
 expenses                    $   209,013  $   630,679  $   222,444  $   613,443
                              ==========   ==========   ==========   ==========




The following additional material contingencies are required to be stated in the interim reports under federal securities law: None.

                                                                    APPENDIX 1

                 ACTIONS BY WRITTEN CONSENT OF LIMITED PARTNERS

                        SUPER 8 ECONOMY LODGING IV, LTD.,
                        a California limited partnership
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183

THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE MANAGING GENERAL PARTNER.

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement dated ______________, 1998 and hereby votes all the units of limited partnership interest of Super 8 Economy Lodging IV, Ltd., a California limited partnership (the "Partnership"), held of record by him, her or it as follows:

           Proposal #1. An amendment to the Partnership's Certificate and Agreement of Limited Partnership to grant to the General Partners authority to sell the Partnership's motel and related personal property to Tiburon Capital Corporation, or a nominee thereof, as specifically set forth under "Amendments to the Partnership Agreement" in the accompanying Consent Solicitation Statement.

                           FOR [  ]         AGAINST [  ]      ABSTAIN [  ]

           Proposal #2. An amendment to the Partnership's Certificate and Agreement of Limited Partnership to grant to the General Partners authority to sell the Partnership's motel and related personal property to a party or parties yet to be identified, as specifically set forth under "Amendments to the Partnership Agreement" in the accompanying Consent Solicitation Statement.

                           FOR [  ]         AGAINST [  ]      ABSTAIN [  ]

This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner. IF NO DIRECTION IS MADE FOR A PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL.

Please sign exactly as name appears below:    When Units are held by joint
                                              tenants, both should sign.  When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such.  If a corporation, please
                                              sign in full corporate name by
                                              president or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

DATED:             , 1998

                                              ---------------------------------
                                              Signature

                                              ---------------------------------
                                              Additional signature, if held
                                              jointly
PLEASE MARK, SIGN, DATE AND
RETURN THIS
POSTPAID CONSENT CARD.